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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

   Taunus Corporation, the designated filer
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   31 West 52nd Street
--------------------------------------------------------------------------------
   (Street)

   New York, New York  10019
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   October 31, 2001
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)
   N/A

================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Argentina Fund Inc.; NYSE:  AF
================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ x ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ x ] Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1)  Common stock                        952,100 shares              I                   The shares are held directly by Deutsche
                                                                                         Banc Alex. Brown Inc. Deutsche Banc Alex.
                                                                                         Brown Inc. is an indirect subsidiary of
                                                                                         the ultimate parent company, Taunus
                                                                                         Corporation.
------------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.




                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1) None
------------------------------------------------------------------------------------------------------------------



                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Securities:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1) None
--------------------------------------------------------------------------------------------------------

Explanation of Responses:

This Form 3 is filed jointly by Deutsche Banc Alex. Brown Inc. and Taunus Corporation. The shares of common stock reported herein are held directly by Deutsche Banc Alex. Brown Inc.Deusche Banc Alex. Brown Inc. is a subsidiary of Taunus Corporation.


Dated:  November 5, 2001

                                        TAUNUS CORPORATION


                                        By:/s/ Jeffrey A. Ruiz
                                           -------------------------------------
                                           Name:  Jeffrey A. Ruiz
                                           Title: Vice President


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

SEC 1473 (7-96)

                             Joint Filer Information





Name:                                       Deutsche Banc Alex. Brown Inc.
Address:                                    31 West 52nd Street, New York, New York 10019
Designated Filer:                           Taunus Corporation
Issuer and Trading Symbol:                  Argentina Fund Inc.;  NYSE: AF
Date of Event Requiring Statement:          October 31, 2001

Signature:  Dated November 5, 2001          DEUTSCHE BANC ALEX. BROWN INC.


                                            By:/s/ Jeffrey A. Ruiz
                                               ---------------------------------
                                               Name:  Jeffrey A. Ruiz
                                               Title: Vice President


